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                                                                    EXHIBIT 99.1

[WEATHERFORD LOGO]                                                  NEWS RELEASE


           WEATHERFORD ANNOUNCES COMPLETION OF GRANT PRIDECO SPIN-OFF

HOUSTON, April 17, 2000 - - Weatherford International, Inc. (NYSE: WFT) announced that it has completed the spin-off of its formerly wholly owned subsidiary, Grant Prideco, Inc., the world's largest provider of drill stem products and a leading provider of engineered connections.

     Weatherford announced on July 21, 1999, its decision to distribute to its stockholders all of Grant Prideco's common stock. Weatherford's Board of Directors fixed the close of business on March 23, 2000 as the record date for the spin-off. The distribution of one share of Grant Prideco common stock for each outstanding share of Weatherford common stock was completed at the close of business on April 14, 2000.

     Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford's four divisions - Drilling and Intervention Services, Completion Systems, Artificial Lift Systems and Weatherford Global Compression Services - operate in over 50 countries and employ approximately 10,000 people worldwide.

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Contact:

Don Galletly  (713) 693-4148